Exhibit 10.3

CARREKER CORPORATION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is entered into effective as of August    , 2006, between Carreker Corporation, a Delaware corporation with its principal executive offices at 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244 (the “Company”), and John D. Carreker, III (the “Executive”) who resides at 6648 Castle Pines Drive, Plano, Texas 75093.

W I T N E S S E T H:

WHEREAS, the Executive and the Company have entered into a Senior Executive Employment Agreement dated as of May 19, 2006 (the “Agreement”)

WHEREAS, the Executive and the Company desire to amend the terms of the employment of the Executive with the Company by amending the terms of the Agreement pursuant to this First Amendment;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.                                       AMENDMENT

Section 9.1(c) of the Agreement is hereby amended in its entirety as follows:

(c)           Executive agrees to continue in employment with the Company through the later of (i) February 15, 2007 or (ii) 90 days after a Triggering Event if a Triggering Event has occurred (such later date is defined to be the “Effective Date”). Provided that the Executive continues his employment through the Effective Date, the Company shall pay the Executive, upon his termination of employment, severance payments in an amount equal to the Executive’s annualized Base Salary in effect at the time of such termination (“Annual Base Salary”), payable in installments over a period of 12 months provided, however, that  the Effective Date notwithstanding, the election to terminate employment by the Executive, for whatever reason, must occur on or before June 1, 2007 . The Executive’s right to receive the severance benefits under this subsection (c) may not be executed in combination with the benefits which may be payable to Executive under Section 10 of this Agreement after the occurrence of a Triggering Event. Notwithstanding subsection (b) above, any termination by Executive under this subsection (c) shall require 30 days notice by Executive.

2.             DEFINITIONS; BINDING EFFECT

The defined terms of this First Amendment shall have the meanings given to them in the Agreement.  Except as amended hereby, the Agreement shall remain in full force and effect and binding upon the parties.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the day and year first above written.

CARREKER CORPORATION

By:
J. D. Carreker, Jr.
Chairman of the Board and
Chief Executive Officer

John D. Carreker, III